AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

OF

BIOANALYTICAL SYSTEMS, INC.

(Adopted September 25, 2006)

The Amended and Restated Bylaws of Bioanalytical Systems, Inc. (the "Corporation") adopted on August 18, 2005 (the "Bylaws") are hereby amended as follows:

1.            Article IV, Section 4.1 of the Bylaws is hereby amended to read in its entirety as follows:

Section 4.1.     Officers.    The Corporation shall have a Chairman of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as the Board of Directors or the President designates. The Board of Directors or the President may designate one or more Vice Presidents to serve as Executive Vice Presidents or Senior Vice Presidents. The same individual may simultaneously hold more than one office.

2.            Article IV, Section 4.6 of the Bylaws is hereby amended to read in its entirety as follows:

Section 4.6.     President.    The President is the chief executive officer of the Corporation and is responsible for managing and supervising the affairs and personnel of the Corporation, subject to the general control of the Board of Directors. The President, or proxies appointed by the President, may vote shares of other corporations owned by the Corporation. The President has authority to execute, with the Secretary (as required), powers of attorney appointing other corporations, partnerships, entities or individuals as the agents of the Corporation, subject to law, the Articles of Incorporation and these Bylaws. The President has such other powers and duties as the Board of Directors may from time to time prescribe.

3.            The following new Section is added at the end of Article IV of the Bylaws as follows:

Section 4.11.    Chairman of the Board.    The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors and shall have such other duties, powers and responsibilities as are assigned to the Chairman of the Board by the Board of Directors from time to time.